Exhibit 5.1

February 12, 2026

Insight Molecular Diagnostics Inc.

2 International Plaza Dr., Suite 510

Nashville, Tennessee 37217

Re:	Insight Molecular Diagnostics Inc.
Registration Statement on Form S-3, Registration No. 333-281159

Ladies and Gentlemen:

We have acted as counsel to Insight Molecular Diagnostics Inc., a California corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated February 10, 2026 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (Registration No. 333-281159), initially filed by the Company with the Commission on August 1, 2024, as thereafter amended or supplemented, declared effective on August 7, 2024 (the “Registration Statement”), which Prospectus Supplement relates to the issuance and sale by the Company of 3,482,498 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,043,478 shares of our Common Stock (the “Pre-Funded Warrant Shares”), in a registered direct offering, pursuant to that certain Securities Purchase Agreement, dated February 10, 2026 (the “Securities Purchase Agreement”), by and among the Company and the purchasers signatories thereto (the “Purchasers”). The Prospectus Supplement relates to the Shares, Pre-Funded Warrants and the Pre-Funded Warrant Shares (collectively the “Securities”).

In rendering the opinions set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Articles of Incorporation and the Third Amended and Restated Bylaws of the Company, each as amended and/or restated as of the date hereof, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement and the Prospectus Supplement, the authorization and issuance of the Securities and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the Prospectus Supplement and the base prospectus, dated August 7, 2024, included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), (v) the Securities Purchase Agreement, (vi) the Pre-Funded Warrants, (vii) the specimen Common Stock certificate, (viii) a certificate executed by an officer of the Company, dated as of the date hereof, and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the (i) genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as photostatic or certified copies, (v) except as specifically set forth herein, that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, (vi) that all factual information on which we have relied was accurate and complete and (vii) and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the laws of the State of California and the State of New York, as currently in effect (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

Haynes and Boone, LLP	30 Rockefeller Plaza | 22nd Floor | New York, NY 10112
T: 212.659.7300 | haynesboone.com

Insight Molecular Diagnostics Inc.

February 12, 2026

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1) When issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as contemplated by the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable;

(2) When the Pre-Funded Warrants have been issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as contemplated by the Securities Purchase Agreement, the Pre-Funded Warrants will constitute valid and legally binding obligations of the Company; and

(3) When the Pre-Funded Warrants have been duly executed by the Company and delivered to and paid for by the purchasers pursuant to the terms of the Securities Purchase Agreement against payment in full of the consideration payable therefor as contemplated by the Securities Purchase Agreement, as of the date hereof, if, as and when the Pre-Funded Warrant Shares have been issued and delivered in accordance with the terms of the Pre-Funded Warrants against payment in full of the consideration payable therefor, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications, limitations and exceptions:

(a) The opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The opinions are subject to the effect of (i) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, general matters of public policy and other similar doctrines generally affecting the enforceability of agreements (regardless of whether considered in a proceeding in equity or at law) (ii) obligations of good faith and fair dealing under New York law, (iii) provisions purporting to make a guarantor primarily liable rather than as a surety and (iv) other commonly-recognized statutory and judicial constraints on enforceability, including statutes of limitation, limitations on rights to indemnification that contravene law or public policy and the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law.

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP